UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     April 3, 2013

BIG TREE GROUP, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-27845 (Commission File Number)	90-0287423 (IRS Employer Identification No.)

South Part 1-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China	515023
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 754 83238888

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

On April 3, 2013 the Board of Directors of Big Tree Toy Group, Inc. determined that certain of our consolidated financial statements could no longer be relied upon as a result of an error in these financials statements, including:

•           our audited consolidated balance sheet at December 31, 2011 and audited consolidated statement of changes of shareholders’ equity for the year ended December 31, 2011,

•           our unaudited consolidated balance sheet at March 31, 2012, and our unaudited consolidated statement of operations and comprehensive income (loss) and consolidated statement of cash flows for the period ended March 31, 2012.

•           our unaudited consolidated balance sheet at June 30, 2012, and our unaudited consolidated statement of operations and comprehensive income (loss) for the periods ended September 30, 2012, and,

•           our unaudited consolidated balance sheet at September 30, 2012, and our unaudited consolidated statement of operations and comprehensive income (loss) for the periods ended September 30, 2012.

We have determined that we overstated additional paid-in capital and understated related party liabilities at December 31, 2011 as a result of our failure to account for a related party obligation between our subsidiary Big Tree International Co., Ltd., a Brunei company ("BT Brunei"), and its subsidiary Shantou Big Tree Toys Co., Ltd., a Chinese company (“BT Shantou”).  By way of background, and as previously disclosed, on July 5, 2011 BT Brunei acquired 100% of the equity interest in BT Shantou from its shareholders, Mr. Wei Lin and his wife Ms. Guihong Zheng, at the price of RMB 5,000,000 (approximately $774,881), representing the capital contributed by them to BT Shantou.  Thereafter, on December 30, 2011, we entered into a Share Exchange Agreement with BT Brunei and its shareholder Lins (HK) Int’l Trading Limited, a Hong Kong company (“BT Hong Kong”) pursuant to which we exchanged 6,500,000 shares of our Series C Convertible Stock for 100% of the issued and outstanding shares of BT Brunei.  This transaction was accounted for as a reverse merger. Subsequent to the closing of the Share Exchange Agreement, Mr. Lin became our Chief Executive Officer and a director of our company.

Previously, in consolidation, we erroneously reduced amounts due to related parties in order to eliminate BT Brunei’s investment in BT Shantou instead of reducing additional paid-in capital. Accordingly, we expect to restate our consolidated balance sheet at December 31, 2011 to properly reflect a liability to Mr. Lin and Ms. Zheng of approximately $694,045 and to reduce additional paid-in capital by $694,045.  The correction of this accounting error is expected to result in an increase in total liabilities of $694,045 at December 31, 2011 and a reduction in shareholders’ equity of $697,045. The restatement will not affect our audited consolidated statements of operations or cash flows for the year ended December 31, 2011. As certain of the amounts due Mr. Lin and Ms. Zheng were paid to them during 2012, we also expect to restate our interim unaudited financial statements to both give effect to the restatement at December 31, 2011 and the subsequent corrections.  As a result of the correction of these errors, during the 2012 periods, we do not expect any impact on net income on our consolidated statements of operations. However, there will be an impact on our comprehensive income during the 2012 periods and there will be an impact on the statement of cash flows for the period ended March 31, 2012.

We expect to file an amended Annual Report on Form 10-K for the year ended December 31, 2011 and amended Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012 as soon as practicable.  Our Chief Financial Officer has discussed the matters disclosed in this report with both RBSM LLP, our current independent registered public accounting firm, and Sherb & Co., LLP, our former independent registered public accounting firm which issued the audit report on our financial statements at December 31, 2011 and for the periods then ended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Big Tree Group, Inc.

Date: April 9, 2013	By: /s/ Wei Lin
Wei Lin, Chief Executive Officer and Chairman of the Board of Directors